Exhibit 23.13

Consent of Director Nominee

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Remora Royalties, Inc., the undersigned hereby consents to being named and described as a director nominee of Remora Royalties, Inc. in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462 (b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 11th day of July, 2018.

[Signature Page Follows]

/s/ Dickie D. Hunter
Dickie D. Hunter

Signature Page to Director Nominee Consent